Filed Pursuant to Rule 424(b)(3)

Commission File No. 333-228932

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 30, 2019)

MAGELLAN GOLD CORPORATION

1,075,000 Shares of Common Stock

This Prospectus Supplement No. 1 relates to the resale, from time to time by certain selling securityholders (each a “Selling Securityholder” and collectively, the “Selling Securityholders”), of: (i) 150,000 shares of common stock, $0.001 par value (“Common Stock”) issued to the Selling Securityholders in connection with (a) a private offering of Common Stock and Warrants, (ii) 600,000 shares of Common Stock issuable upon the exercise of the Warrants sold in that private placement, and (iii) 325,000 shares of Common Stock issuable upon conversion of convertible notes sold in two separate private placements (collectively the “Offerings” (collectively, the “Securities”)).

We will not receive any of the proceeds from the resale of the Common Stock by the Selling Securityholders. However, upon exercise of the Warrants, we will receive the cash exercise price.

The Selling Securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended. The Selling Securityholders may sell or otherwise dispose of the Common Stock and Warrant Stock covered by this prospectus on any stock exchange, market or trading facility on which the Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. Additional information about the Selling Securityholders and the times and manner in which they may offer and sell shares of Common Stock under this prospectus is provided in the sections entitled “Selling Securityholders” and “Plan of Distribution” of this prospectus. Our Common Stock is quoted on the OTCQB under the symbol “MAGE”. The closing price of our Common Stock as quoted on the OTCQB on April 23, 2019 was $2.05 per share. There is no public trading market for the Warrants and we do not expect a public trading market to develop for the Warrants in the future.

In the Offerings, we issued an aggregate of 150,000 shares of Common Stock, Warrants exercisable to purchase an aggregate of 600,000 shares of Common Stock and (iii) Convertible Notes convertible into an aggregate of 325,000 shares of Common Stock covered by this prospectus. Additional information about the Offerings is provided in the section entitled “Description of Private Placements” of this prospectus.

Recent Developments

We have attached to this prospectus supplement the Quarterly Report on Form 10-Q of Magellan Gold Corporation for the quarterly period ended March 31, 2019 filed on May 20, 2019. The attached information updates and supplements, and should be read together with, the Issuers’ prospectus dated April 30, 2019, as supplemented from time to time.

See “Risk Factors” beginning on page 8 of the prospectus for a discussion of certain risks you should consider before making an investment decision in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 22, 2019

Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒   QUARTERLY REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2019

☐  TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission file number: 333-174287

MAGELLAN GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	27-3566922 (IRS Employer Identification Number)

500 Marquette Avenue NW, Ste. 1200 Albuquerque, NM 87102 (Address of principal executive offices)	87102 (Zip Code)

Registrant's telephone number, including area code:   (707) 884-3766

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).

Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

On May 20, 2019, there were 3,599,003 shares of the registrant’s common stock, $.001 par value, issued and outstanding.

MAGELLAN GOLD CORPORATION

Form 10-Q March 31, 2019

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PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

MAGELLAN GOLD CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash	$428	$4,862
Investment in Rio Silver equities	72,075	70,609
Prepaid expenses and other current assets	33,733	44,746

Total current assets	106,236	120,217

Mineral rights, net of impairment	73,662	48,164

Property, plant and equipment, net of accumulated depreciation of $150,027 and $130,644, respectively	1,034,998	1,054,381

Other Assets:
Prepaid expenses and other assets	354,005	301,158

Total assets	$1,568,901	$1,523,920

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$544,028	$540,593
Accrued liabilities	258,321	206,948
Line of credit - related party	852,500	852,500
Notes payable - related parties, net	1,388,377	1,385,000
Note payable, net	120,355	110,000
Convertible note payable - related party	150,000	150,000
Convertible note payable	205,000	205,000
Accrued interest - related parties	481,744	420,458
Accrued interest	20,347	13,926
Advances payable, related parties	150,980	24,764

Total current liabilities	4,171,652	3,909,189

Long term liabilities:
Other long term liabilities	5,257	–
Asset retirement obligation	117,351	116,149

Total liabilities	4,294,260	4,025,338

Commitments and contingencies

Shareholders' deficit:
Preferred shares, $0.001 par value, 25,000,000 shares authorized, no shares issued and outstanding	–	–
Common share, $0.001 par value; 1,000,000,000 shares authorized, 3,422,003 and 3,264,752 shares issued and outstanding, respectively	3,422	3,265
Additional paid-in capital	4,413,275	4,310,699
Accumulated other comprehensive loss	(98,641)	(108,858)
Accumulated deficit	(7,043,415)	(6,706,524)
Shareholders' deficit	(2,725,359)	(2,501,418)

Total liabilities and shareholders' deficit	$1,568,901	$1,523,920

See accompanying notes to the unaudited consolidated financial statements

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MAGELLAN GOLD CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three Months ended March 31,
	2019	2018
Revenues, net	$32,500	$–

Operating costs and expenses:
Cost of sales	94,796	–
Exploration costs	–	6,780
General and administrative expenses	171,418	221,444
Depreciation and amortization	30,638	31,035

Total operating costs and expenses	296,852	259,259

Operating loss	(264,352)	(259,259)

Other income (expense):
Interest expense	(74,005)	(83,749)
Unrealized gain (loss) on available-for-sale securities	1,466	–

Total other income (expense)	(72,539)	(83,749)

Net loss	$(336,891)	$(343,008)

Other comprehensive income (loss):
Foreign currency translation	10,217	80,349
Unrealized loss on available -for-sale securities	–	(2,835)
Total other comprehensive income (loss)	10,217	77,514

Net comprehensive loss	$(326,674)	$(265,494)

Basic and diluted net loss per common share	$(0.10)	$(0.17)

Basic and diluted weighted-average common shares outstanding	3,398,705	1,960,183

See accompanying notes to the unaudited consolidated financial statements

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MAGELLAN GOLD CORPORATION

Consolidated Statements of Shareholders' Deficit

For the three months ended March 31, 2019 and 2018

(unaudited)

	Preferred Stock		Common Stock		Additional Paid - in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Shares	Par Value	Capital	Gain (Loss)	Deficit	Total

Balance, December 31, 2017	–	–	1,911,628	$1,912	$2,897,539	$(87,570)	$(4,059,888)	$(1,248,007)

Sales of common stock and warrants	–	–	230,000	230	229,770	–	–	230,000
Net loss	–	–	–	–	–	–	(343,008)	(343,008)
Other comprehensive loss	–	–	–	–	–	77,514	–	77,514
Balance, March 31, 2018	–	$–	2,141,628	$2,142	$3,127,309	$(10,056)	$(4,402,896)	$(1,283,501)

Balance, December 31, 2018	–	$–	3,264,752	$3,265	$4,310,699	$(108,858)	$(6,706,524)	$(2,501,418)

Sales of common stock and warrants	–	–	30,000	30	29,970	–	–	30,000
Stock issued for services	–	–	60,000	60	35,040	–	–	35,100
Stock issued for liabilities	–	–	21,692	22	37,611	–	–	37,633
Stock issued for deemed dividend	–	–	45,559	45	(45)	–	–	–
Net loss	–	–	–	–	–	–	(336,891)	(336,891)
Other comprehensive loss	–	–	–	–	–	10,217	–	10,217
Balance, March 31, 2019	–	$–	3,422,003	$3,422	$4,413,275	$(98,641)	$(7,043,415)	$(2,725,359)

See accompanying notes to the unaudited consolidated financial statements

5

MAGELLAN GOLD CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months ended March 31,
	2019	2018
Operating activities:
Net loss	$(336,891)	$(343,008)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discounts on notes payable	3,732	30,732
Amortization of service contracts	–	40,625
Depreciation and amortization expense	30,638	31,035
Stock based compensation	35,100	–
Loss on settlement of liabilities	758	–
Gain on investment	(1,466)	–
Changes in operating assets and liabilities:
Due from Rose Petroleum	–	2,094
Prepaid expenses and other assets	(9,866)	(89,189)
Accounts payable and accrued liabilities	86,376	157,636
Accrued liabilities	49,662	–
Accrued interest	67,707	40,098

Net cash used in operating activities	(74,250)	(129,977)

Investing activities:
Payment for other assets	(25,000)	–
Payment of installment on El Dorado acquisition	(25,000)	–

Net cash used in investing activities	(50,000)	–

Financing activities:
Proceeds from advances from related parties	98,500	–
Proceeds from advances from third parties	10,000	–
Payments on advances from related parties	(18,350)	–
Proceeds from sale of common stock and warrants	30,000	230,000

Net cash provided by financing activities	120,150	230,000

Effect of foreign currency exchange	(334)	(1,790)

Net change in cash	(4,434)	98,233
Cash at beginning of period	4,862	421
Cash at end of period	$428	$98,654

Supplemental disclosure of cash flow information
Cash paid for interest	$–	$12,357
Cash paid for income taxes	$–	$–

Non-cash financing and investing activities:
Common stock issued for settlement of liabilities	$36,875	$–
Expenses paid by related party credit cards	$46,066	$–
Additions of assets under operating lease obligations	$6,968	$–
Unrealized loss on available-for-sale securities	$–	$2,835

See accompanying notes to the unaudited consolidated financial statements

6

MAGELLAN GOLD CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1 – Organization, Basis of Presentation, and Nature of Operations

Organization and Nature of Operations

Magellan Gold Corporation (“we” “our”, “us”, the “Company” or “Magellan”) was incorporated on September 28, 2010, under the laws of the State of Nevada. Our principal business is the acquisition and exploration of mineral resources. We have not presently determined whether the properties to which we have mining rights contain mineral reserves that are economically recoverable.

On January 3, 2019, the Financial Industry Regulatory Authority (“FINRA”) informed Magellan Gold Corporation, a Nevada corporation (the “Company”) that a 1-for-50 reverse split of the Company’s common stock, previously disclosed in the Company’s Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission (the “SEC”) on September 22, 2017, was effective at the market open on January 7, 2019. The stock split has been retroactively adjusted throughout these financial statements and footnotes.

On November 30, 2017, the Company purchased from Rose Petroleum plc (“Rose”) a mineral processing mill operation located in the state of Navarit, Mexico (the “SDA Mill”) as well as its associated assets, licenses and agreements. Magellan previously paid a $50,000 option payment, and an additional $100,000 option-to-purchase extension. The $100,000 option extension payment was applied against the cash portion of the purchase price.

The purchase price for the SDA Mill consisted of $850,000 cash, a $50,000 promissory note, the $50,000 non-refundable option payment, the $100,000 previously paid for the option-to-purchase extension, and 284,017 shares of common stock (the “Shares”) with a fair value of $426,025 at the closing date. The Shares were held in escrow for a period of 12 months and the Company had the option to repurchase the Shares from Rose for the sum of $500,000 in the first six months and $550,000 in months 7 to 12. The company did not exercise its option to repurchase the Rose shares.

Rose owned 1 share of Series A capital stock of Minerales Vane S.A. de C.V. (“Minerales Vane 1”) and Vane Minerals (UK) Limited (“Vane UK”) owned 49,999 shares of Series A capital stock and 26,524,000 shares of Series B capital stock of Minerales Vane 1.

Prior to closing, all of the assets and operations related to the SDA Mill were transferred to a newly incorporated entity, Minerales Vane 2 S.A. de C.V. (“Minerales Vane 2”). Magellan purchased 100% of the issued and outstanding shares of Minerales Vane 2. Effective November 30, 2017, the Company’s newly incorporated wholly-owned subsidiary, Magellan Acquisition Corporation (“MAC”), acquired Minerales Vane 2.

On October 17, 2017, the Company amended the agreement to include the acquisition of Minerales VANE Operaciones ("MVO") (the entity that provides labor to the Mill) for $2,500 as soon as practicable following the closing of the acquisition of the SDA Mill. The purpose of acquiring MVO is that it is the sister entity that employs all employees of the SDA mill. In January 2018 the Company paid the purchase price and obtained legal control of MVO. The acquisition of MVO did not result in the acquisition of any additional assets or liabilities.

Our primary focus with the acquisition of the SDA Mill in Mexico is to transform Magellan into a production company with its El Dorado concession and to continue to advance our Arizona silver project towards resource definition and eventual development, and possibly to acquire additional mineral rights and conduct additional exploration, development and permitting activities. Our mineral lease payments, permitting applications and exploration and development efforts will require additional capital. We rely upon the sale of our securities as well as advances and loans from executive management and significant shareholders to fund our operations as we have not generated any significant revenue.

7

Basis of Presentation

We prepare our financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The accompanying unaudited interim consolidated financial statements have been prepared in accordance with GAAP for interim financial information in accordance with Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2019 are not necessarily indicative of the results for the full year. While we believe that the disclosures presented herein are adequate and not misleading, these interim financial statements should be read in conjunction with the audited financial statements and the footnotes thereto contained in our annual report on Form 10-K for the year ended December 31, 2018.

Our consolidated financial statements include our accounts and the accounts of our 100% owned subsidiaries, Gulf + Western Industries, Inc., Magellan Acquistion Corporation, Minerales Vane 2, S.A. de C.V., and Minerales Vane Operaciones, S.A de C.V. All intercompany transactions and balances have been eliminated. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Reclassification

Certain reclassifications have been made to the prior periods to conform to the current period presentation.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02). Under ASU No. 2016-2, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU No. 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. The Company adopted this standard on January 1, 2019 using the modified retrospective method. The new standard provides a number of optional practical expedients in transition. The Company elected the ‘package of practical expedients’, which permitted the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs; and all of the new standard’s available transition practical expedients.

On adoption, the Company recognized additional operating liabilities of $6,968, with corresponding Right of Use assets of approximately the same amount based on the present value of the remaining minimum rental payments under current leasing standards for its existing operating leases.

The new standard also provides practical expedients for a company’s ongoing accounting. The Company elected the short-term lease recognition exemption for its leases. For those leases with a lease term of 12 months or less, the Company will not recognize ROU assets or lease liabilities. The Company also made an accounting policy election to combine lease and non-lease components of operating leases for all asset classes.

On June 20, 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting, which aligns the accounting for share-based payment awards issued to employees and nonemployees. Under ASU No. 2018-07, the existing employee guidance will apply to nonemployee share-based transactions (as long as the transaction is not effectively a form of financing), with the exception of specific guidance related to the attribution of compensation cost. The cost of nonemployee awards will continue to be recorded as if the grantor had paid cash for the goods or services. In addition, the contractual term will be able to be used in lieu of an expected term in the option-pricing model for nonemployee awards. The Company adopted this standard in the first quarter of 2019. The adoption had no impact on the Company’s historic financial statements.

8

Liquidity and Going Concern

Our consolidated financial statements have been prepared on a going concern basis, which assumes that we will be able to meet our obligations and continue our operations during the next fiscal year. Asset realization values may be significantly different from carrying values as shown in our consolidated financial statements and do not give effect to adjustments that would be necessary to the carrying values of assets and liabilities should we be unable to continue as a going concern. At March 31, 2019 we had a working capital deficit, we had not yet generated any significant revenues or achieved profitable operations and we have accumulated losses of $7,043,415. We expect to incur further losses in the development of our business, all of which raises substantial doubt as to our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to generate future profits and/or to obtain the necessary financing to meet our obligations arising from normal business operations when they come due.

We anticipate that additional funding will be in the form of additional loans from officers, directors or significant shareholders, or equity financing from the sale of our common stock but cannot assure than any future financings will occur.

Note 2 – Mineral Rights and Properties

El Dorado

The Company entered into an agreement giving it the right to acquire the El Dorado Gold-Silver Property, a 50 hectare mining concession located near the village of Las Minitas, which lies 50 kilometers south of Magellan’s SDA Flotation Plant at Acaponeta, Nayarit State. The Company has initiated permitting and is in the process of selecting an underground mining contractor. The Company plans to truck the ore from El Dorado to the SDA Plant for processing.

Magellan has concluded an agreement with Ingenieros Mineros, S.A. de C.V., the owner of the El Dorado mining concession giving the Company the right to acquire the concession by making staged six-monthly option payments over two years towards an end purchase price of $800,000 (plus 16% IVA). No royalties are payable. Magellan has the right to begin production during the term of the agreement. The Company has made the initial option payment of $50,000 (plus 16% IVA) during the year ended December 31, 2018. An additional $25,000 was paid during the three months ended March 31, 2019.

In addition, the Company entered into an agreement to purchase a comprehensive El Dorado data package including diamond drill core and technical information for a price of $120,000, payable in cash and Magellan common stock. During the year ended December 31, 2018, $10,000 of cash and 20,261 shares of common stock, with an issuance day fair value of $18,235, have been issued. As of March 31, 2019, $40,000 in cash and $60,000 in stock is due and payable under this agreement in 2019.

At March 31, 2019 and December 31, 2018, our mineral rights and properties were $73,662 and $48,164 (after currency adjustment), respectively associated with our El Dorado project.

Silver District

In August 2012, we entered into an option agreement with Columbus Exploration f/k/a Columbus Silver Corporation, which granted us the right to acquire all of Columbus’ interest in its Silver District properties located in La Paz County, Arizona. We paid Columbus an initial $63,200 on signing of the option and a further $50,000 in December 2012. We paid other patented and unpatented mining claim purchase and lease obligations in 2013 and 2014 to maintain the project claims and leases in good standing. On December 31, 2014, we paid an additional $100,000 to Columbus Exploration to acquire all of Columbus’ interest in its Silver District properties located in La Paz County, Arizona. The properties acquired from Columbus were assigned into our subsidiary Gulf+Western Industries, Inc. and our total acquisition cost capitalized was $323,200.

The Silver District property consists of 110 unpatented lode and mill site mining claims, six patented lode claims, and an Arizona State Exploration Permit, all of which are held directly or under lease agreements, totaling over 2,000 acres. Certain of the claims are subject to third party net smelter royalties and/or net profits of varying percentages.

9

In August 2018, we renewed the BLM lode and mill site claims in La Paz County, Arizona with the Bureau of Land Management and these claims will remain in good standing through August 31, 2019. Additionally, in both August 2017 and 2018, we made advance minimum royalty payments of $10,000 to a third-party landowner on the Red Cloud lease, which includes the Red Cloud Patented claim and two BLM lode claims. We also expanded the Arizona State Exploration Permit to approximately 334.85 acres on the Arizona State section that comprises part of our Silver District land package and are current on our obligations under this permit.

On July 9, 2015, G+W entered into two Lease and Purchase Agreements (“Agreements”) with an individual that grant the Company certain exploration and mining rights for two patented lode claims located in the Silver District, La Paz County, Arizona. The Agreements provide for scheduled variable annual advance minimum royalty payments to the lessor. In addition, the Agreements have an initial term of 20 years, and provide for the purchase of the properties for $125,000 each during the term of the lease, net of any advance royalty payments made up to the date of the purchase. The Company paid the initial advance royalty payments totaling $3,000 and advance royalty payments of $3,000 to maintain these Agreements. Due to an uncertainty associated with the clarification of the legal title for these two patented lode claims, these payments have not been capitalized as mining rights, and therefore are included in exploration costs during the period in which the obligation was due.

During the year ended December 31, 2018 the Company fully impaired its capitalized asset of $323,200 related to the Sliver District project.

Note 3 – Acquisition of SDA Mill

On March 3, 2017 the Company entered into a Memorandum of Understanding (“MOU”) with Rose Petroleum plc (“Rose”), a multi-asset natural resource business, to purchase an operating floatation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements (together, the “SDA Mill”) located in the State of Nayarit, Mexico.

Prior to closing, all of the assets and operations related to the SDA Mill were transferred to a newly incorporated entity, Minerales Vane 2 S.A. de C.V. (“Minerales Vane 2”). Effective November 30, 2017, the Company’s newly incorporated wholly-owned subsidiary, Magellan Acquisition Corporation (“MAC”), acquired 100% of the issued and outstanding shares of Minerales Vane 2.

The total purchase price for the SDA Mill was determined to be $1,476,025 which consisted of $850,000 cash, a $50,000 promissory note, the $50,000 non-refundable option payment, the $100,000 paid for the option-to-purchase extension, and 14,200,834 shares of common stock (the “Shares”) with a fair value of $426,025. The note was non-interest bearing and was paid in full April 12, 2018. This note was grouped with Notes Payable Related Party due to Rose’s share ownership in the Company. The Shares will be held in escrow for a period of 12 months and the Company has the option to repurchase the Shares from Rose for the sum of $500,000 in the first six months and $550,000 in months 7 to 12. The Company did not exercise this option to repurchase the shares from Rose and the option is now expired.

On April 12, 2018, the Company satisfied its note payable in the amount of $50,000 in favor of Rose Petroleum, plc in respect of the purchase of the SDA Mill, as required under terms of the Stock Purchase Agreement.

Subsequent to the purchase of the SDA Mill, the Company and Rose Petroleum executed an IVA Agreement which implemented the provisions of the Stock Purchase Agreement with respect to the payment of the IVA Tax assessed by the Mexican taxing authorities on the sale and purchase of the IVA Mill. Under the terms of the IVA Agreement, Rose Petroleum advanced the IVA tax, in Mexican Pesos, for the payment of the IVA tax, approximately $260,000. The Company has agreed that all future tax credits or refunds that it receives from the Mexican taxing authority will be paid over to Rose until such time as Rose has recouped the advance, in full. On March 8, 2018, Mr. Carson executed a Guaranty of the Company's obligations under the IVA Agreement.

In March 2018, the Company and Rose Petroleum, plc satisfied their respective obligations for payment of Mexican VAT on purchase of the SDA Mill, as required under terms of the Stock Purchase Agreement.

10

In January 2019 the Company and Rose Petroleum entered into an agreement whereby any and all obligations of Magellan or its subsidiaries to make truck installment purchase payments shall be deemed satisfied in full, and Magellan shall be deemed released from any further liability therefor. The personal guaranty of W. Pierce Carson under the provisions of the IVA Agreement dated November 30, 2017 was also released and discharged.

Note 4 - Fair Value of Financial Instruments

Financial assets and liabilities recorded at fair value in our consolidated balance sheets are categorized based upon a fair value hierarchy established by GAAP, which prioritizes the inputs used to measure fair value into the following levels:

Level 1— Quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2— Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable and can be corroborated by observable market data.

Level 3— Inputs reflecting management’s best estimates and assumptions of what market participants would use in pricing assets or liabilities at the measurement date. The inputs are unobservable in the market and significant to the valuation of the instruments.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Financial assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value at	Fair Value Measurement at March 31, 2019
	March 31, 2019	Level 1	Level 2	Level 3
Investment in Rio Silver equities	$72,075	$72,075	$–	$–

	Fair Value at	Fair Value Measurement at December 31, 2018
	December 31, 2018	Level 1	Level 2	Level 3
Investment in Rio Silver equities	$70,609	$70,609	$–	$–

A summary of the activity of the Investment in Rio Silver equities is shown below:

Balance December 31, 2018	$70,609
Change in fair value	1,466
Balance March 31, 2019	$72,075

The carrying values for cash and cash equivalents, prepaid assets, accounts payable and accrued liabilities, related party line of credit and notes payable approximate their fair value due to their short-term maturities.

11

Note 5 – Line of Credit – Related Party

Effective December 31, 2012, we entered into a line of credit arrangement with John D. Gibbs, a significant investor, to facilitate timely cash flows for the Company’s operations. The line of credit originally provided for a maximum balance of $250,000, accrued interest at 6% annually, and matured on December 31, 2014.

On December 31, 2013 we amended our credit agreement with Mr. Gibbs to increase the borrowing limit under the line of credit to $750,000. All other terms of the credit agreement, including the interest rate and maturity date remained unchanged.

On December 31, 2014, we again amended the credit agreement to increase the borrowing limit to $900,000 and extend the maturity date to December 31, 2015. As part of the 2014 amendment and the subsequent appointment of Dr. Pierce Carson as the President, CEO and Director of G+W effective June 1, 2015, we had pledged all of our 85% equity interest in G+W, which owns the Silver District properties, as security for all amounts outstanding under the credit agreement. In July 2016, we completed a share exchange with Dr. Carson to re-acquire the 15% interest in G+W, and therefore at December 31, 2017 our entire 100% interest in G+W remains pledged as security for outstanding amounts under this credit agreement.

On December 31, 2015 we again amended the credit agreement to increase the borrowing limit to $1,000,000 and extended the maturity date to December 31, 2016. Finally, on March 31, 2017 with an effective date of December 31, 2016 we again amended the credit agreement to extend the maturity date to December 31, 2018 and later extended to March 31, 2019. In April 2019 this credit facility was extended until December 31, 2019 in exchange for a fee equal to 2% of the outstanding balance. All other terms of the agreement were unchanged. At March 31, 2019 the Company has an additional $147,500 available under the credit line.

During the year ended December 31, 2018, $20,000 was received under this agreement. During the same period Mr. Gibbs converted $100,000 of the outstanding balance on the line of credit into 100,000 shares of common stock at $1.00 per share.

The outstanding balance under the line of credit was $852,500 at March 31, 2019 and December 31, 2018. In addition, a total of $278,488 and $265,876 of interest has been accrued on this obligation and is included in Accrued interest - related parties on the accompanying consolidated balance sheets at March 31, 2019 and December 31, 2018, respectively.

Note 6 – Notes Payable – Related Parties

In August 2011, we entered into an unsecured loan from John Power, the Company’s Director, evidenced by a $20,000 promissory note. The promissory note bears interest at 6% per annum and is payable on demand with thirty days’ notice from the lender. During 2014, the Company made payments totaling $5,000 to pay down the principal balance of the note. Effective December 31, 2017, the interest rate on the note increased to 12% per annum. At both March 31, 2019 and December 31, 2018, the note balance was $15,000. At March 31, 2019 and December 31, 2018, accrued interest totaling $2,244 and $1,800, respectively, is included in Accrued interest – related parties on the accompanying consolidated balance sheets.

In January 2014, we entered into an additional unsecured loan from Mr. Power, evidenced by a $50,000 promissory note. The promissory note bears interest at 6.75% per annum and is payable on demand with thirty days’ notice from the lender. Effective December 31, 2017, the interest rate on the note increased to 12% per annum. At March 31, 2019 and December 31, 2018, accrued interest totaling $7,479 and $6,000, respectively, is included in Accrued interest – related parties on the accompanying consolidated balance sheets. At both March 31, 2019 and December 31, 2018, the note balance was $50,000.

On May 31, 2017, we entered into three short-term notes with Mr. Gibbs, Dr. Carson and Mr. Power in the principal amounts of $100,000, $25,000 and $25,000, respectively. The notes bear interest at 6% and matured on November 15, 2017. The note balances were subsequently rolled into the Series 2017 Notes. A total of $3,760 and $3,760 of interest is accrued on these notes as of March 31, 2019 and December 31, 2018, respectively.

On June 30, 2017, we entered into an additional secured loan for advances from Mr. Power and evidenced by a $125,000 promissory note. The promissory note bears interest at 6% per annum and matured on December 31, 2017 and is currently in default. Effective December 31, 2017, the interest rate on the note increased to 12% per annum. The note is collateralized by our investment in Rio Silver shares and warrants. At both March 31, 2019 and December 31, 2018, the note balance was $125,000. A total of $18,699 and $15,000 of interest is accrued on these notes as of March 31, 2019 and December 31, 2018, respectively and is included in Accrued interest – related parties on the accompanying consolidated balance sheets.

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On November 30, 2017, we entered into a series of secured promissory notes (“Series 2017 Notes”) with both related and unrelated parties in the aggregate amount of $1,155,000, including financing fees of $105,000 recorded as a discount to the notes. During the three months ended March 31, 2019, a total of $57,750 of additional fees were added to the principal amount and recorded as a discount to the notes related of an extension of the maturity date to December 31, 2019. Of the additional fees $52,250 was related to the related party portion of these notes and $5,500 was related to their third party portion. The balance on these notes, net of discount of $54,018 was $1,158,732 as of March 31, 2019. During the three months ended March 31, 2019, $3,732 of debt discount related to the above notes was amortized to interest expense. The notes are secured by a stock pledge agreement covering 100% of the outstanding common stock of Magellan Acquisition Corporation, bear interest at 10%.

The total of portion of the Series 2017 Notes from related parties totaled $1,045,000, including financing fees of $95,000 recorded as discount to the notes. Mr. Gibbs, Dr. Carson, and Mr. Power transferred $100,000, $25,000, and $25,000, respectively, from the May 31, 2017 short term related party notes into the Series 2017 Notes. As of March 31, 2019 the balance on the Series 2017 Notes from related parties, net of unamortized discount of $48,873, is $1,048,377 with accrued interest of $139,414.

Bridge Note Offering

In October 2018, the Company sold $160,700 of Series 2018 36% Unsecured Promissory Notes (“Notes”) (“Bridge Note Offering”) to Mr. Gibbs and Mr. Power. The purchase price of the Note is equal to the principal amount of the Note. The Maturity Date of the Notes was December 31, 2018. During the year ended December 31, 2018, $10,700 was repaid to Mr. Power leaving a balance of $0. As of March 31, 2019 and December 31, 2018, the portion funded by Mr. Gibbs of $150,000 remained outstanding, with accrued interest of $24,263 outstanding. On January 18, 2019, the Note was extended until March 31, 2019 after which it was in default.

Advances – related parties

In the first quarter of 2019 Mr. Gibbs and Mr. Power advanced $60,000 and $38,500 to the Company, respectively. Mr. Power also paid expenses using his personal credit card on behalf of the Company of $46,066, and the Company made repayments to Mr. Power and/or his credit card of $18,350. Amounts due to Mr. Powers related to expense paid on behalf of the Company was $52,480 and $24,764 as of March 31, 2019 and December 31, 2018, respectively.

Note 7 – Notes payable

During the three months ended March 31, 2019, $10,000 was received from a third party with the intention to convert to a note payable of which the terms are still being finalized. These advances are included in the Notes Payable line on the Balance Sheet.

As discussed in Note 7 – Notes Payable – Related Parties, on November 30, 2017 we entered into a series of secured promissory notes (“Series 2017 Notes”) with both related and unrelated parties in the aggregate amount of $1,155,000, including financing fees of $105,000 recorded as a discount to the notes.

The total of portion of the Series 2017 Notes from non-related parties totaled $110,000, including financing fees of $10,000 recorded as discount to the notes. The note maturity date was extended to December 31, 2019 in exchange for an increase in the principal balance of $5,500. As of March 31, 2019 the balance on the notes from non-related parties, net of unamortized discount of $5,145, is $110,355 with accrued interest of $14,675. As of December 31, 2018, the balance on the notes from non-related parties, net of unamortized discount of $0 was $110,000 with accrued interest of $11,934.

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Note 8 – Convertible Notes Payable

Series 2018A and Series 2018B 10% Unsecured Convertible Note

In the year ended December 31, 2018, the Company sold $205,000 of Series 2018A and $150,000 of Series B 10% Unsecured Convertible Notes. The purchase price of the Note is equal to the principal amount of the Note. The Series A and Series B Notes are convertible into shares of Common Stock at a conversion price of $1.00 and $1.25, respectively, during the life of the Note. The Company evaluated the conversion option and concluded it was not required to be bifurcated as a derivative. The Company also concluded that no beneficial conversion feature was present at issuance. The Notes will accrue interest at the rate of 10% per annum, payable quarterly in arrears. The Notes mature twelve (12) months from the date of issue. The maturity date can be extended at the option of the Company for an additional one (1) year. Within thirty (30) days following the closing of an offering, the Company has agreed to prepare and file a Registration Statement on Form S-1 registering the resale of the shares of Common Stock issuable upon conversion of the Notes. Of the Series A issuance, $150,000 was sold to a related party, Mr. Gibbs.

As of March 31, 2019 and December 31, 2018, the balance due under these notes is $355,000 in principal and $13,070 in accrued interest.

Note 9 – Shareholders’ Deficit

On January 3, 2019, the Financial Industry Regulatory Authority (“FINRA”) informed Magellan Gold Corporation, a Nevada corporation (the “Company”) that a 1-for-50 reverse split of the Company’s common stock, previously disclosed in the Company’s Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission (the “SEC”) on September 22, 2017, would be effective at the market open on January 7, 2019. The stock split has been retroactively adjusted throughout these financial statements and footnotes.

During the three months ended March 31, 2019, the Company raised $30,000 through the sale of 30,000 Units at a price of $1.00 per Unit. Each unit consists of one share of common stock and four common stock warrants. Two of the warrants expire on May 8, 2019 and are exercisable at $2.00. The other two warrants expire on August 8, 2019 and are exercisable at $3.00. In April 2019 the warrants expiring on May 8, 2019 were extended until May 28, 2019 and the exercise price was reduced to $1.00 per share.

Effective July 24, 2018, the Company and W. Pierce Carson executed a Restricted Stock Award Agreement pursuant to which the Company granted to Carson a restricted stock award consisting of 80,000 shares of Common Stock, valued at $1.00 per share. 20,000 of the shares vested upon closing of the El Dorado agreement and were issued, and the remaining 60,000 shares are subject to ratable vesting over an 18-month period. During the three months ended March 31, 2019 the Company issued 20,000 of these shares and recognized expense of $10,000 related to this issuance.

In January 2019, 40,000 shares were issued for services rendered pursuant to an investor relations agreement dated effective January 1, 2019. The shares were valued at $1.10, the closing price of the Company’s stock on December 31, 2018. The services will be provided over a two year service period. During the three months ended March 31, 2019 the Company recognized $5,500 of expense related to these shares.

In March 2019, the Company entered into an agreement to issue 5,000 shares for services. These shares were issued in April 2019. The Company recognized expense of $14,000 during the three months ended March 31, 2019 related to this agreement.

The Company also agreed to issue 2,000 shares for services rendered during the three months ended March 31, 2019. The Company recognized expense of $5,600 related to this commitment, and the shares were issued in April 2019.

In January 2019 the Company issued Mr. Martinez 14,118 shares in settlement of liabilities for services provided in 2018 of $24,000.

During the three months ended March 31, 2019, the Company also issued 7,574 shares in settlement of other liabilities of $12,875 resulting in a loss on settlement of $758.

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During the three months ended March 31, 2019 Mr. Gibbs was issued 30,594 and Mr. Powers was issued 14,965 shares of common stock related to the price protection feature which expired in 2018.

Stock Options and the 2017 Equity Incentive Plan:

Under the 2017 Equity Incentive Plan, the Company is authorized to grant rights to acquire up to a maximum of 200,000 shares of common stock. The 2017 Plan provides for the grant of (1) both incentive and non-statutory stock options, (2) stock bonuses, (3) rights to purchase restricted stock and (4) stock appreciation rights. As of March 31, 2019 the Company had 128,000 shares available for future grant.

Stock option activity within the 2017 Equity Incentive Plan and warrant activity outside the plan, for the three months ended March 31, 2019 is as follows:

	Stock Options		Stock Warrants
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2018	72,000	$2.00	480,000	$2.50
Granted	–	–	120,000	2.50
Cancelled	–	–	–	–
Expired	–	–	–	–
Exercised	–	–	–	–
Outstanding at March 31, 2019	72,000	$2.00	600,000	$2.50
Exercisable at March 31, 2019	72,000	$2.00	600,000	$2.50

As of March 31, 2019 the outstanding stock options have a weighted average remaining term of 8.58 years and no intrinsic value, and the outstanding stock warrants have a weighted average remaining term of 0.23 years and no intrinsic value.

In April 2019, the maturity date for 300,000 of the stock warrants was extended to May 28, 2019 and the exercise price was reduced from $2.00 per share down to $1.00 per share.

Note 10 - Commitments and Contingencies

Mining Claims

As part of our acquisition of the Silver District properties from Columbus Exploration, we assumed the Red Cloud lease whose initial term expires in August 2026. The lease requires annual advance minimum royalty payments of $10,000 through the term of the lease due on the annual anniversary of the agreement. The lease is also subject to a 2% net production royalty to be paid to the lessor from the sale of precious metals extracted from the leased property. In order to maintain the BLM lode and mill site claims, annual payments are required before the end of August of each year. Payments are also due annually on two patented claims we leased in July 2015 and on our Arizona State Minerals Exploration Permit. As of March 31, 2019, all of these claims and leases are in good standing.

Leases

As part of our acquisition of MV2 in Mexico, we assumed the following leases payable in local currency as follows:

a)	Ejido S.D.A, 10 year lease, 6 hectares, executed January 2016, expires December 2025. Annual payments 25,000 MX pesos. Renewable for 10 years.

b)	Silverio Medina Ozuna, 3 year lease, 1 hectare, executed May 2017, expires April 2020. Annual payments 15,000 MX pesos. Renewable for 3 year periods.

c)	Silverio Medina Ozuna, 10 year lease, 2 hectares, executed May 2010, expires April 2020. Payment $100,000 MX pesos paid in advance at lease execution. Renewable for 10 years.

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For purposes of calculating operating lease liabilities, lease terms may be deemed to include options to extend the lease when it is reasonably certain that the Company will exercise those options. The Company does not currently believe leases are reasonably certain of being renewed. Some leasing arrangements may require variable payments that are dependent on usage, output, or may vary for other reasons, such as insurance and tax payments. The variable lease payments are not presented as part of the initial ROU asset or lease liability. The Company's lease agreements do not contain any material restrictive covenants.

The Company recognized operating lease cost of $643 during the three months ended March 31, 2019. The Company had right-of-use assets of $7,128 (included in long-term prepaid expenses and other assets on the consolidated balance sheet) and right-of-use liabilities of $6,484 (included in accrued liabilities and other long term liabilities on the consolidated balance sheet) as of March 31, 2019. The Company had operating cash flows related to these leases of $1,287 for the three months ended March 31, 2019. The Company’s operating leases had a weighted average estimated incremental borrowing rate of 15% and a weighted average remaining term of 5.7 years as of March 31, 2019.

The following table provides the maturities of lease liabilities and have been translated to US dollars using an exchange rate at March 31, 2019 of 19.43 MX pesos to US dollars:

Maturity of Lease Liabilities at March 31, 2019
2019	$772
2020	1,287
2021	1,287
2022	1,287
2023	1,287
2024 and thereafter	2,573
Total future undiscounted lease payments	8,493
Less: Interest	(2,009)
Present value of lease liabilities	$6,484

Future minimum lease payments for operating leases accounted for under ASC 840, "Leases," with remaining non-cancelable terms in excess of one year at December 31, 2018 were as follows:

Minimum Lease Commitments at December 31, 2018
2019	$2,036
2020	1,272
2021	1,272
2022	1,272
2023 and thereafter	3,817
Total	$9,669

Note 11 – Executive Employment Agreement

On June 1, 2016 we executed an employment agreement with Dr. Carson in which he assumed the positions of President and Chief Executive Officer of Magellan Gold Corporation. The agreement also provided that Dr. Carson be appointed a Director of Magellan Gold Corporation, and effective June 30, 2016, Dr. Carson was appointed a Director of Magellan. The term of the agreement covered the period from June 1, 2016 to May 31, 2017 and is subject to annual renewal. The agreement has subsequently been renewed each year and is currently effective from June 1, 2018 to May 31, 2019, with all terms of the original agreement remaining unchanged.

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During the term of the agreement, Magellan agreed to pay Dr. Carson a base salary in equal semi-monthly installments less required withholding and other applicable taxes. Dr. Carson’s salary was set at $6,667 per month during the three-month period from June 1, 2016 through August 31, 2016, and thereafter at $10,000 per month. Until such time as Magellan is properly funded, Magellan may defer and accrue salary owed. If not properly funded before the end of the term, Magellan may at its option issue shares of Magellan common stock as settlement of the accrued salary liability.

Dr. Carson shall have the right to voluntarily terminate his employment with Magellan during the term. To effect such voluntary termination, Dr. Carson shall provide Magellan at least 60 days advanced written notice of such termination. Upon termination, Dr. Carson shall be paid his base salary through the date of termination, including any amount that may have been deferred and accrued.

At March 31, 2019 and December 31, 2018 a total of $90,000 and $16,630 of salary and associated payroll tax obligations, respectively, is accrued in connection with the agreement and included in accrued liabilities on the accompanying consolidated balance sheets.

Note 12- Related Party Transactions

Conflicts of Interests

Athena Silver Corporation (“Athena”) is a company under common control. Mr. Power is also a director and CEO of Athena. Mr. Gibbs is a significant investor in both Magellan and Athena. Magellan and Athena are both exploration stage companies involved in the business of acquisition and exploration of mineral resources.

Silver Saddle Resources, LLC is also a company under common control. Mr. Power and Mr. Gibbs are significant investors and managing members of Silver Saddle. Magellan and Silver Saddle are both exploration stage companies involved in the business of acquisition and exploration of mineral resources.

The existence of common ownership and common management could result in significantly different operating results or financial position from those that could have resulted had Magellan, Athena and Silver Saddle been autonomous.

Management Fees

At March 31, 2019 and December 31, 2018, $27,500 and $27,500 of fees were due to Mr. Powers for prior services and are included in accrued liabilities on the accompanying consolidated balance sheets.

At March 31, 2019 and December 31, 2018 and 2017, $4,500 and $28,000 of fees were due to Mr. Martinez and are included in accrued liabilities on the accompanying consolidated balance sheets.

Accrued Interest - Related Parties

Accrued interest due to related parties is included in our consolidated balance sheets as follows:

	March 31,2019	December 31, 2018
Accrued interest payable - Mr. Gibbs	$382,863	$340,218
Accrued interest payable - Mr. Power	94,460	76,504
Accrued interest payable - Dr. Carson	4,421	3,736
	$481,744	$420,458

Note 13 – Subsequent Events

In April 2019 the Company issued 7,000 shares to consultants in satisfaction for services rendered in 2019.

Effective April 1, 2019 the Company entered into an investor relations agreement and issued a total of 100,000 shares in exchange for a 6-month service period. All 100,000 shares have been issued under this agreement.

Subsequent to March 31, 2019, Mr. Gibbs has made advances of $75,000, Mr. Power $7,500 and unaffiliated investor of $22,500.

In May 2019, the Company entered into an investor relations agreement. The agreement has an initial term of six months and a cash fee of $5,000 due up front and the issuance of 70,000 common shares.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We use the terms “Magellan,” “we,” “our,” and “us” to refer to Magellan Gold Corporation.

The following discussion and analysis provides information that management believes is relevant for an assessment and understanding of our results of operations and financial condition. This information should be read in conjunction with our audited financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our interim unaudited financial statements and notes thereto included with this report in Part I, Item 1.

Forward-Looking Statements

Some of the information presented in this Form 10-Q constitutes “forward-looking statements”.  These forward-looking statements include, but are not limited to, statements that include terms such as “may,” “will,” “intend,” “anticipate,” “estimate,” “expect,” “continue,” “believe,” “plan,” or the like, as well as all statements that are not historical facts.  Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from current expectations. Although we believe our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from expectations.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

We were incorporated on September 28, 2010, in Nevada. Our principal business is the acquisition and exploration of mineral resources. We have not presently determined whether the properties to which we have mineral rights contain mineral reserves that are economically recoverable.

We have only had limited operations to date and we rely upon the sale of our securities and borrowings from officers, directors and other significant investors to fund our operations, as we have not generated any revenue.

In August 2012, we entered into an option agreement and subsequently purchased the “Silver District” project consisting of 85 unpatented lode mining claims, 4 patented lode claims, a Arizona State Exploration Permit of 154.66 acres and 23 unpatented mill site claims, totaling over 2,000 acres in La Paz County, Arizona. Since our acquisition, we have increased our land position in the Silver District by staking two unpatented lode mining claims, leased two additional patented claims and have increased our Arizona State Exploration Permit to 334.85 acres.

On September 30, 2014, we formed and organized a new wholly-owned subsidiary, Gulf + Western Industries, Inc., a Nevada corporation (“Gulf+Western” or “G+W”), to own our Silver District mining interests. On October 1, 2014 we completed the transfer of those assets from Magellan to G+W. At the time of the transfer, Magellan owned all the outstanding common stock of G+W. Effective December 31, 2014, Magellan pledged all its ownership interest in G+W to Mr. John D. Gibbs, a significant shareholder in the Company, as security for outstanding amounts under a line of credit agreement between Magellan and Mr. Gibbs. As of March 31, 2019, the total amount owed under the credit agreement was $1,130,988, which includes $852,500 of principal and $278,488 of accrued interest.

On October 24, 2016, the Company entered into a Mining Option Agreement (“Agreement”) between and among Rio Silver Inc., a Canadian company (“Rio Silver”), Minera Rio Plata S.A.C., a Peruvian company and subsidiary of Rio Silver (“Minera”), and Magellan Gold Peru S.A.C., a Peruvian company and wholly owned subsidiary of the Company (“Magellan Peru”) pursuant to which Rio Silver through Minera, granted to the Company the sole and exclusive option to acquire an undivided 50% interest in and to property located in central Peru. . Effective December 31, 2017, the Company agreed with Rio Silver to terminate the option agreement, thereby terminating the Company’s option to earn an interest in the Niñobamba Silver/Gold Project. The Company retained its ownership of Rio Silver stock and warrants, which have been pledged to secure a $125,000 loan from John Power.

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On November 30, 2017, the Company purchased from Rose Petroleum plc (“Rose”) a mineral processing mill operation located in the state of Navarit, Mexico (the “SDA Mill”) as well as its associated assets, licenses and agreements. Magellan paid a $50,000 option payment, and an additional $100,000 option-to-purchase extension. The $100,000 option extension payment was applied against the cash portion of the purchase price.

The purchase price for the SDA Mill consisted of $850,000 cash, a $50,000 promissory note, the $50,000 non-refundable option payment, the $100,000 for the option-to-purchase payment, and 14,200,834 shares of common stock (the “Shares”) with a fair value of $426,025 at the closing date. The note is non-interest bearing and was due on March 10, 2018 and paid in April 2018. The Shares will be held in escrow for a period of 12 months and the Company has the option to repurchase the Shares from Rose for the sum of $500,000 in the first six months and $550,000 in months 7 to 12.

Prior to closing, all of the assets and operations related to the SDA Mill were transferred to a newly incorporated entity, Minerales Vane 2 S.A. de C.V. (“Minerales Vane 2”). Effective November 30, 2017, the Company’s newly incorporated wholly-owned subsidiary, Magellan Acquisition Corporation (“MAC”), acquired 100% of the issued and outstanding shares of Minerales Vane 2.

On October 17, 2017, the Company amended the agreement to include the acquisition of Minerales Vane Operaciones ("MVO") (the entity that provides labor to the Mill) for $2,500. In January 2018 the Company paid the purchase price and obtained legal control of MVO. MVO is the sister entity which was organized for the purpose of employing all personnel of the SDA mill. The acquisition of MVO will not result in the acquisition of any additional assets or liabilities.

The Company entered into an agreement giving it the right to acquire the El Dorado Gold-Silver Property, a 50 hectare mining concession located near the village of Las Minitas, which lies 50 kilometers south of Magellan’s SDA Flotation Plant at Acaponeta, Nayarit State. Magellan intends to advance El Dorado towards production as a matter of priority. The Company has initiated permitting and is in the process of selecting an underground mining contractor. The project has excellent road and rail infrastructure, and the Company plans to truck the ore from El Dorado to the SDA Plant for processing. El Dorado is situated within a district of epithermal vein systems from which historic mining produced high grades.

Commencement of mining will depend on a number of preconditions, the most important of which include obtaining environmental and blasting permits, selecting and mobilizing a mining contractor and procuring financing. An access and land use agreement with the local ejido already is in place. Once development begins, ore will be accessible with a minimal amount of underground development. Ore will be sourced initially from the shallow, upper portions of the mineralized veins.

Drilling on the El Dorado vein system was conducted by a TSX.V-listed company in 2010-2011 and comprised 28 diamond core holes totaling 4,950 meters. Two veins appear to offer particular promise for mining, namely the Hundido and Intermedia veins. These veins lie adjacent to and along strike from the old Hundido Mine, which from 1900-1927 produced an estimated 50,000 tonnes of high-grade gold-silver ore. The veins are steeply-dipping, highly silicified structures cutting volcanic rocks. Polygonal resource calculations for the two veins, based on intersections in 10 core holes and after applying a 25% tonnage deduction for dilution and recovery factors, yielded respectively 89,000 tonnes grading 7.01 g/t gold equivalent (Au+Ag) over a true width of 2.3 meters (Hundido Vein); and 91,000 tonnes grading 15.17 g/t gold equivalent (Au+Ag) over a true width of 8.3 meters (Intermedia Vein). These resources are non-NI43-101 compliant. The mineralization extends from near surface to a drilled depth of 150 meters and is open at greater depth.

The El Dorado vein system can be traced on the surface for a distance greater than three kilometers and exhibits structural complexity with numerous conjugate vein splits both in the hangingwall and footwall. This complex structure hosts multiple mineralized zones including high-grade veins potentially minable underground, and lower-grade open-pittable stockwork zones that are observed to extend over tens of meters in width in both the hangingwall and footwall of the El Dorado vein system.

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Magellan has concluded an agreement with Ingenieros Mineros, S.A. de C.V., the owner of the El Dorado mining concession giving the Company the right to acquire the concession by making staged six-monthly option payments over two years towards an end purchase price of $800,000 (plus 16% IVA). No royalties are payable. Magellan has the right to begin production during the term of the agreement. The Company has made the initial option payment of $50,000 (plus 16% IVA). In addition, Magellan has agreed with a TSX.V-listed company to purchase a comprehensive El Dorado data package including diamond drill core and technical information for a price of $120,000, payable in cash and Magellan common stock.

Our primary focus with the acquisition of the SDA Mill in Mexico is to transform Magellan into a production company, to continue to advance our Arizona silver project towards resource definition and eventual development, and possibly to acquire additional mineral rights and conduct additional exploration, development and permitting activities. Our mineral lease payments, permitting applications and exploration and development efforts will require additional capital. We rely upon the sale of our securities as well as advances and loans from executive management and significant shareholders to fund our operations as we have not generated any significant revenue.

Results of Operations for the three months Ended March 31, 2019 and 2018

	Three months ended March 31,
	2019	2018
Revenues, net	$32,500	$–

Operating costs and expenses:
Cost of Sales	94,796	–
Exploration costs	–	6,780
General and administrative expenses	171,418	221,444
Depreciation and amortization	30,638	31,035

Total operating costs and expenses	296,852	259,259

Operating loss	(264,352)	(259,259)

Other income (expense):
Interest expense	(74,005)	(83,749)
Unrealized gain (loss) on available-for-sale securities	1,466	–

Net loss	$(336,891)	$(343,008)

Revenues

During the three months ended March 31, 2019 our total revenues were $32,500 as compared to $-0- during the same period in 2018. Revenues was generated from a toll milling agreement for services completed at the SDA Mill.

Operating expenses

During the three months ended March 31, 2019, our total operating cost and expenses were $296,852 as compared to $259,259 during the three months ended March 31, 2018.

During the three months ended March 31, 2019 our total cost of sales were $94,796 as compared to $-0- during the same period in 2018. Cost of sales were comprised primarily of labor and benefits, utilities and supplies of running the SDA Mill.

During the three months ended March 31, 2019 we incurred $0 of exploration costs as compared to $6,780 during the same period in 2018. Exploration costs comprised of our lease payments and maintenance expenses associated with our Silver District claims.

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General and administrative expenses for the three months ended March 31, 2019 total $171,418 as compared to $221,444 for the three months ended March 31, 2018. The $50,026 decrease is primarily associated with decreases in accounting and audit fees, investor relations and other administrative costs. These were offset primarily by increases in legal cost and other costs.

On June 1, 2016 we executed an employment agreement with Dr. Pierce Carson in which Dr. Carson assumed the positions of President and Chief Executive Officer of Magellan Gold Corporation. The term of the agreement covered the period from June 1, 2016 to May 31, 2017. On June 1, 2017, Dr. Carson and the Company agreed to extend the agreement to May 31, 2018 under the same terms and conditions. During the term of the agreement, Dr. Carson was paid a base salary in equal semi-monthly installments. Dr. Carson’s salary was set at $6,667 per month during the three-month period from June 1, 2016 through August 31, 2016, and thereafter at $10,000 per month. During the three months ended March 31, 2019 and 2018, salary and payroll expense totaled $32,760 and $32,760, respectively.

Interest expense for the three months ended March 31, 2019 and 2018 totaled $74,005 and $83,749, respectively. Interest expense for the current period is attributable primarily to our amortization of debt discount, related party line of credit, related party notes payable, notes payable, and convertible notes.

Liquidity and Capital Resources

Our unaudited consolidated financial statements have been prepared on a going concern basis, which assumes that we will be able to meet our obligations and continue our operations during the next fiscal year. Asset realization values may be significantly different from carrying values as shown in our consolidated financial statements and do not give effect to adjustments that would be necessary to the carrying values of assets and liabilities should we be unable to continue as a going concern. At March 31, 2019, we had not yet generated sufficient revenues or achieved profitable operations and we have accumulated losses of $7,043,415. We expect to incur further losses in the development of our business, all of which raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to generate future profits and/or to obtain the necessary financing to meet our obligations arising from normal business operations when they come due.

We have amended our credit agreement with Mr. Gibbs, a related party, on multiple occasions with the most recent amendment extending the maturity date for the line of credit to December 31, 2019. The current borrowing limit on the credit line is $1,000,000 with a borrowing availability of $147,500 remaining.

During the three months ended March 31, 2019, the company raised $30,000 through the sale of 30,000 Units at a price of $1.00 per Unit. Each unit consists of one share of common stock and four common stock warrants. Two of the warrants expire on May 8, 2019 and are exercisable at $2.00. The other two warrants expire on August 8, 2019 and are exercisable at $3.00. In April 2019 the warrants expiring on May 8, 2019 were extended until May 28, 2019 and the exercise price was reduced to $1.00 per share.

Additionally the Company received $108,500 of proceeds from advances from related and third parties.

We anticipate that additional funding will be in the form of additional loans from officers, directors or significant shareholders, or equity financing from the sale of our common stock but cannot assure that any future financings will occur.

Cash Flows

A summary of our cash provided by and used in operating, investing and financing activities is as follows:

	Three Months Ended March 31,
	2019	2018
Net cash used in operating activities	$(74,250)	$(129,977)
Net cash used in investing activities	(50,000)	–
Net cash provided by financing activities	120,150	230,000
Effect of foreign currency exchange	(334)	(1,790)

Change in cash	(4,434)	98,233
Cash at beginning of period	4,862	421
Cash at end of period	$428	$98,654

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At March 31, 2019, we had $428 in cash and a $4,065,416 working capital deficit. This compares to cash of $4,862 and a working capital deficit of $3,788,972 at December 31, 2018.

Net cash used in operating activities during the three months ended March 31, 2019 was $74,250 and was mainly comprised of our $336,891 net loss during the period, adjusted by a non-cash charges of $35,100 of stock compensation and depreciation expense of $30,638. In addition, it reflects increases in current liabilities totaling $203,745.

Net cash used in operating activities during the three months ended March 31, 2018 was $129,977 and was mainly comprised of our $343,008 net loss during the period, adjusted by a non-cash charges of $30,732 for accretion of discounts on notes payable, $40,625 for amortization of certain service contracts, and depreciation expense of $31,035. In addition, it reflects a decrease in due from Rose Petroleum of $2,094, an increase in prepaid expenses and other assets totaling $89,189, as well as increases in accounts payable and accrued expenses totaling $157,636, and increases in accrued interest totaling $40,098 representing accrued interest on our related party line of credit, related party notes payable, convertible notes payable and other notes payable.

During the three months ended March 31, 2019, our net cash used in investing activities was $50,000 which was due to a $25,000 payment on the El Dorado gold-silver property and a $25,000 payment on the data package to support the El Dorado property.

During the three months ended March 31, 2019, net cash provided by financing activities was $120,150 comprised of the sale of stock and warrants of $30,000, related and third party advances of $108,500 and payments on advances from related parties of $18,350.

During the three months ended March 31, 2018, net cash provided by financing activities was $230,000. The funds were raised in conjunction with a private placement of equity securities in which we sold a total of 230,000 units priced at $1.00 per unit, resulting in total proceeds of $230,000. Each unit was comprised of one share of common stock, and one warrant entitling the holder to purchase one share of common stock at a price of $1.00 per share in cash, and expire June 30, 2018.

Off Balance Sheet Arrangements

We do not have and have never had any off-balance sheet arrangements.

Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

Our consolidated financial statements include our accounts and the accounts of our 100% owned subsidiaries, Gulf + Western Industries, Inc., Magellan Acquisition Corporation, Minerales Vane 2, S.A. de C.V., and Minerales Vane Operaciones, S.A de C.V.. All intercompany transactions and balances have been eliminated. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the period presented.

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We make our estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available. We believe that our significant estimates, assumptions and judgments are reasonable, based upon information available at the time they were made. Actual results could differ from these estimates, making it possible that a change in these estimates could occur in the near term.

Foreign Currency Translations

The Company maintains its accounting records in US Dollars. Our operating subsidiaries, Minerales Vane 2, S.A. de C.V., and Minerales Vane Operaciones, S.A de C.V., report in Mexican Pesos which is the functional currency for both entities. The subsidiaries’ transactions are recorded in their respective functional currencies and are reported to the Company in Mexican Pesos. For reporting, the Company translates the subsidiaries’ transactions and accounts to US Dollars at exchange rates approximating those ruling at the transaction dates. Exchange gains and losses are recorded in the statements of income and comprehensive income. Assets and liabilities of the Company and its subsidiaries are translated into the U.S. dollars at exchange rates at the balance sheet date, equity accounts are translated at historical exchange rate and revenues and expenses are translated by using the average exchange rates. Translation adjustments are reported as a separate component of other comprehensive income in the consolidated statements of operations and comprehensive loss.

Fair Value of Financial Instruments

We value our financial assets and liabilities using fair value measurements. Our financial instruments primarily consist of cash and cash equivalents, accounts payable, accrued liabilities, amounts due to related parties and notes payable to related parties. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amount of cash and cash equivalents, accounts payable, accrued liabilities, notes payable to related parties and other amounts due to related parties approximates fair value because of the short-term nature of these financial instruments.

Concentrations of Credit Risk

Our financial instruments which potentially subject us to credit risk are our cash and cash equivalents. We maintain our cash and cash equivalents at reputable financial institutions and currently, we are not exposed to significant credit risk.

Cash and Cash Equivalents

We consider all amounts on deposit with financial institutions and highly liquid investments with an original maturity of three months or less to be cash equivalents at the date of purchase.

Mineral Rights

We have determined that our mineral rights meet the definition of mineral rights, as defined by accounting standards, and are tangible assets. As a result, our direct costs to acquire or lease mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with: leasing or acquiring patented and unpatented mining claims; leasing mining rights including lease signature bonuses, lease rental payments and advance minimum royalty payments; and options to purchase or lease mineral properties.

If we establish proven and probable reserves for a mineral property and establish that the mineral property can be economically developed, mineral rights will be amortized over the estimated useful life of the property following the commencement of commercial production or expensed if it is determined that the mineral property has no future economic value or if the property is sold or abandoned. For mineral rights in which proven and probable reserves have not yet been established, we assess the carrying values for impairment at the end of each reporting period and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

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The net carrying value of our mineral rights represents the fair value at the time the mineral rights were acquired less accumulated depletion and any abandonment or impairment losses. Proven and probable reserves have not been established for mineral rights as of March 31, 2019. At March 31, 2019, mineral rights totaling $73,662 were net of $441,057 of cumulative impairment and abandonment charges. No impairment charges were recognized for either of the three months ended March 31, 2019 or 2018.

Impairment of Long-lived Assets and Mining Rights

We continually monitor events and changes in circumstances that could indicate that our carrying amounts of long-lived assets, including mineral rights, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flow. If the future undiscounted cash flow is less than the carrying amount of these assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Notes Payable – Related Parties

Notes payable to related parties are classified as current liabilities as the note holders either have the ability to control the repayment dates of the notes or the notes are due within twelve months of the balance sheet date.

Exploration Costs

Mineral exploration costs are expensed as incurred. When it has been determined that it is economically feasible to extract minerals and the permitting process has been initiated, exploration costs incurred to further delineate and develop the property are considered pre-commercial production costs and will be capitalized and included as mine development costs in our balance sheets.

Income Taxes

We recognize deferred tax assets and liabilities for temporary differences between the tax basis of assets and liabilities and the amounts at which they are carried in the financial statements and the effect of net operating losses based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. At March 31, 2019, the Company had no uncertain tax positions.

Net Loss per Common Share

We compute basic net loss per common share by dividing our net loss attributable to common shareholders by our weighted-average number of common shares outstanding during the period. Computation of diluted net loss per common share adds the weighted-average number of potential common shares outstanding to the weighted-average common shares outstanding, as calculated for basic net loss per share, except for instances in which there is a net loss. For the three months ended March 31, 2019 and 2018, potential common shares associated with convertible notes payable and outstanding warrants to purchase common stock have been omitted from the net loss per common share computation as they are anti-dilutive due to the net loss for these periods.

Stock-based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments (share-based payments, or SBP) based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the SBP award—the requisite service period (vesting period). For SBP awards subject to conditions, compensation is not recognized until the performance condition is probable of occurrence. The grant-date fair value of share options is estimated using the Black-Scholes-Merton option-pricing model. The Company adopted ASU 2018-07 which aligns the accounting for share-based payment awards issued to employees and nonemployees.

Recently Adopted Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02). Under ASU No. 2016-2, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU No. 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. The Company adopted this standard on January 1, 2019 using the modified retrospective method. The new standard provides a number of optional practical expedients in transition. The Company elected the ‘package of practical expedients’, which permitted the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs; and all of the new standard’s available transition practical expedients.

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On adoption, the Company recognized additional operating liabilities of $6,968, with corresponding Right of Use assets of approximately the same amount based on the present value of the remaining minimum rental payments under current leasing standards for its existing operating leases.

The new standard also provides practical expedients for a company’s ongoing accounting. The Company elected the short-term lease recognition exemption for its leases. For those leases with a lease term of 12 months or less, the Company will not recognize ROU assets or lease liabilities. The Company also made an accounting policy election to combine lease and non-lease components of operating leases for all asset classes.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

ITEM 4. CONTROLS AND PROCEDURES

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures:

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s (“SEC”) rules and forms, and that such information is accumulated and communicated to management, including W. Pierce Carson, our President, and Michael P. Martinez, our Principal Accounting Officer, as appropriate, to allow timely decisions regarding required disclosure. Management necessarily applied its judgment in assessing the costs and benefits of such controls and procedures, which, by their nature, can provide only reasonable assurance regarding management’s control objectives.

Our management, with the participation of our CEO, evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report. Based upon this evaluation, our CEO concluded that our disclosure controls and procedures were not effective as of such date as a result of material weaknesses in our internal control over financial reporting due to lack of segregation of duties, a limited corporate governance structure, and lack of a formal review process that includes multiple levels of review as discussed in Item 9A of our Form 10-K for the fiscal year ended December 31, 2018.

While we strive to segregate duties as much as practicable, there is an insufficient volume of transactions at this point in time to justify additional full time staff. We believe that this is typical in many exploration stage companies. We may not be able to fully remediate the material weakness until we commence mining operations at which time we would expect to hire more staff. We will continue to monitor and assess the costs and benefits of additional staffing.

Changes in Internal Control Over Financial Reporting:

There were no changes in our internal control over financial reporting that occurred during the last fiscal quarter covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PART II.  OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

None.

ITEM 1A. RISK FACTORS

There have been no material changes from the risk factors disclosed in Item 1A. to Part I. of our Annual Report on Form 10-K for the year ended December 31, 2018.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

All sales of unregistered securities were reported on Form 8-K during the period.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

None.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

Exhibit Number		Exhibit Description

31.1	*	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	*	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32	*	Certification of the President, Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	*	XBRL Instance Document

101.SCH	*	XBRL Taxonomy Extension Schema Document

101.CAL	*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	*	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed or furnished herewith.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 20, 2019

MAGELLAN GOLD CORPORATION

By: /s/ W. Pierce Carson

W. Pierce Carson

President, Chief Executive Officer

(Principal Executive Officer)

By: /s/ Michael P. Martinez

Michael P. Martinez

Chief Financial Officer

(Principal Accounting Officer)

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